Exhibit 99.1

[FHLBank Atlanta Logo]

NEWS RELEASE
March 31, 2021

FOR IMMEDIATE RELEASE
CONTACT: Sharon B. Cook
Federal Home Loan Bank of Atlanta
scook@fhlbatl.com
404.888.8173

Federal Home Loan Bank of Atlanta Announces Retirement of W. Wesley McMullan, President and CEO; Appointment of Kirk Malmberg as President and CEO

ATLANTA, March 31, 2021 -- Federal Home Loan Bank of Atlanta (FHLBank Atlanta) today announced the retirement of W. Wesley McMullan as President and CEO, effective May 27, 2021. Kirk Malmberg has been appointed as President and Chief Executive Officer.

McMullan has led the Bank since 2010. Prior to his appointment as President and CEO, he served as Executive Vice President and oversaw asset liability management, member sales and trading, and financial operations management. McMullan joined the Bank as a credit analyst in 1988.

“We are sincerely grateful for Wes’s 33 years of service and dedication to the Bank and to the FHLBank System,” said Rick Whaley, chair of the FHLBank Atlanta board of directors. “The example set by Wes’s long and meaningful career is the epitome of what makes the Bank special, and it underscores the advancement opportunities that are possible at FHLBank Atlanta.”

“Through times of challenge and prosperity, I’m thankful for the opportunity to execute the Bank’s vital mission to contribute to the success of our shareholders,” said McMullan. “It has been the deepest honor to work for FHLBank Atlanta, its shareholders, and the communities they serve.”

As the Bank transitions leadership, Malmberg brings 24 years of experience with the FHLBank System including 19 years at FHLBank Atlanta. He has served in significant leadership roles in the Bank, including as its Chief Financial Officer, Chief Credit Officer, and most recently as the Bank’s Executive Vice President and Chief Operating Officer.

“We are fortunate to have Kirk as our new President and Chief Executive Officer,” said Chair Whaley. “Kirk brings a strong record of accomplishment and depth of knowledge about the Bank and the FHLBank System that will serve our shareholders well.”

“I’m humbled by the opportunity to lead the Bank as President and CEO and work with our staff to help our members serve their communities,” said Malmberg.

Malmberg will assume the role of President and CEO effective May 28, 2021.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $6.6 billion in Affordable Housing Program funds, assisting more than 957,000 households.

For more information, visit our website at www.fhlbatl.com.

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